Exhibit 99.1

Gemphire Therapeutics Announces $12.5 Million Financing

LIVONIA, Mich., March 10, 2017 — Gemphire Therapeutics Inc. (NASDAQ:GEMP), a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for the treatment of dyslipidemia and NAFLD/NASH, today announced that it has entered into a securities purchase agreement for a private placement with a select group of accredited investors. The private placement will consist of 1,324,256 units sold at a price of $9.47 per unit for gross proceeds of approximately $12.5 million. Each unit consists of one share of Gemphire’s common stock and a warrant to purchase 0.75 shares of Gemphire’s common stock. The warrants have an exercise price of $10.40 per share and will be exercisable for a period of five years from the date of issuance. The private placement is expected to close on or about March 15, 2017 and is subject to the satisfaction of customary closing conditions.

The Company intends to fund development costs, including the planned Phase 2 clinical trial of gemcabene in NASH patients, to fund manufacturing related activities for gemcabene and for general corporate purposes.

The securities to be issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. Gemphire Therapeutics has agreed to file a registration statement with the SEC covering the resale of the shares of common stock to be issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Gemphire

Gemphire is a clinical-stage biopharmaceutical company focused on developing and commercializing therapies for the treatment of dyslipidemia, a serious medical condition that increases the risk of life threatening cardiovascular diseases, and NAFLD/NASH.  Gemphire has initiated three clinical trials for HoFH, heterozygous familial hypercholesterolemia (HeFH)/atherosclerotic cardiovascular disease (ASCVD), and severe hypertriglyceridemia (SHTG) under NCT02722408, NCT02634151, and NCT02944383, respectively.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Gemphire’s anticipated closing of the private placement it recently entered into and the anticipated use of proceeds therefrom.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Gemphire’s ability to close the private placement; the success and timing of Gemphire’s regulatory submissions and pre-clinical and clinical trials;

regulatory requirements or developments; changes to Gemphire’s clinical trial designs and regulatory pathways; changes in Gemphire’s capital resource requirements; Gemphire’s ability to obtain additional financing; Gemphire’s ability to successfully market and distribute its product candidate, if approved; Gemphire’s ability to obtain and maintain its intellectual property protection; and other factors discussed in the “Risk Factors” section of Gemphire’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, and in other filings Gemphire makes with the SEC from time to time.  In addition, the forward-looking statements included in this press release represent Gemphire’s views as of the date hereof.  Gemphire anticipates that subsequent events and developments will cause Gemphire’s views to change.  However, while Gemphire may elect to update these forward-looking statements at some point in the future, Gemphire specifically disclaims any obligation to do so, except as required by law.  These forward-looking statements should not be relied upon as representing Gemphire’s views as of any date subsequent to the date hereof.

Contact:

Andrew McDonald, Ph.D.

LifeSci Advisors, LLC

(646) 597-6987

Jeff Mathiesen, CFO

Gemphire Therapeutics Inc.

(734)-245-1700

Gemphire Therapeutics